Exhibit 10.19

ValueVision Media, Inc.

Compensation of Directors*

1.	Compensation for service on the Board:

•	$65,000 per annum cash compensation

•
Annual grant of 8,000 shares of restricted stock (vesting on the day immediately prior the next following annual shareholders meeting after the date of grant); grant is made immediately following each annual shareholders meeting

•	New directors receive a one-time grant of 30,000 stock options upon joining the Board.

2.	Additional Compensation for Chairman of the Board:

•	Additional cash compensation of $65,000 per annum

•	Annual grant of 20,000 stock options per annum, with the option grant made immediately following the annual shareholders meeting

3.	Additional Cash Compensation for service on Committees of the Board:

•	$12,000 per annum for serving as Chairman of Compensation, Finance or Governance Committee

•	$20,000 per annum for serving as Chairman of Audit Committee

•	$10,000 for other members of the Audit Committee

•	Fees as determined by the Board for service on special committees that may be established from time to time and other assignments, as required

4.	Miscellaneous

•
Stock Ownership Guidelines: Non-Management Directors are expected to hold four times (4x) their annual cash retainer and the committee fees paid by the company, to be obtained within five years from April 2011.

•	Indemnification Agreement

5.	Per Meeting Fees:

•	No per meeting fees
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*Directors who are a member of ValueVision Media, Inc. management do not receive any compensation for their service on the Board of Directors or the Committees thereof.